Consent of Independent Accountants

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 20, 2002 relating to the financial statements and financial statement schedules of Meadowbrook Insurance Group, Inc., which appears in Meadowbrook Insurance Group, Inc., Annual Report on Form 10-K for the year ended December 31, 2001.

/s/ PricewaterhouseCoopers LLP Grand Rapids, Michigan February 26, 2003